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   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/30/1998
   981458755 - 2955659


                                     RESTATED

                           CERTIFICATE OF INCORPORATION

                                        OF

                                EPIC VACATION CLUB

                         A NONSTOCK NONPROFIT CORPORATION


INTRODUCTION. EPIC VACATION CLUB hereby relates and replaces the Certificate of Incorporation of EPIC VACATION CLUB filed with the Secretary of State on October 15, 1998, under Authentication No. 9355692. This restated Certificate was duly adopted by the Board of Directors as required by the Certificate of Incorporation, Bylaws, and 8 Del. Laws c.l, Sections 242 and 245.

1:   NAME.  The name of this corporation is EPIC VACATION CLUB.

2:   REGISTERED AGENT.  The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

3:   PURPOSE.

     3.1 GENERAL. This corporation is a nonstock, nonprofit corporation organized under the Delaware General Corporation Law. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under such law.

     3.2 SPECIFIC. The specific and primary purpose for which the corporation is formed is to care for, own, lease, maintain, operate and manage the real property and Improvements thereon and personal property therein, or which it owns, wherever located, which has been dedicated to the Epic Vacation Club Vacation Ownership Plan by a Declaration recorded or filed in various states and countries.

     3.3 LIMITATION; NONPROFIT STATUS. Notwithstanding any of the above statements of purposes and powers, this corporation shall not, except in an insubstantial degree, engage in any activities or exercise any powers that are not in furtherance of the specific purpose of this corporation. No part of the net earnings of the corporation shall benefit any private member or individual (other than by acquiring, constructing, or providing management, maintenance, and care of property held by the corporation, or by a rebate of excess membership dues, fees, or assessments).
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4:   NO AUTHORITY TO ISSUE STOCK.  The corporation is a nonprofit corporation and has no authority to issue capital stock.

5:   MEMBERS.  The conditions of membership in this corporation are stated in the Bylaws of the corporation.

     5.1 VOTING. Each membership carries the power to vote in the Club and proxy rights as provided in the Bylaws.

     5.2 MEETINGS. Meetings of Members may be held within or without the State of Delaware, as the Bylaws of the corporation provide.

6:   EXISTENCE.  This corporation shall have perpetual existence.

7:   AMENDMENT.  Except as provided in Section 7.1, amendment of this
Restated Certificate of Incorporation requires the affirmative vote or written assent of a majority of the corporation's Board of Directors and; (i) a majority of the Voting Power of each Class of Members, (as defined in the Bylaws of the corporation), if there is more than one class, or (ii) if there is only one Class of Members, a majority of the Voting Power of Members other than Declarant, or its successor, plus the approval of a majority of the total Voting Power. Except that the votes required for an amendment shall not be less than the affirmative votes required for action to be taken under the clause being affected.

     7.1 BOARD ONLY. Except further, the Board of Directors alone may amend this Restated Certificate of Incorporation to make technical corrections or additions required by

          7.1(a)  COURT.  A court of competent jurisdiction, or

          7.2(b) AGENCY. A Federal or state agency, to comply with consumer protection, sales regulation and/or tax exemption laws.

     7.2 "VOTING POWER" is the aggregate votes of Members, including, if applicable, both Classes, unless otherwise specified.

8:   INDEMNIFICATION.  To the full extent permitted by the Delaware General
Corporation Law or any other applicable laws presently or hereafter in effect, no director of the corporation is to be personally liable to the corporation or its members for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Any repeal or modification of this Section 8 will not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modification. Each person who is or was or had agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), is to be indemnified by the corporation to the full extent permitted by the Delaware General Corporation Law or any other applicable laws as presently or hereafter in effect. Without limiting the


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generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided herein. Any repeal or modification of this
Section 8 will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

9:   DIRECTORS.

     9.1 INITIAL DIRECTOR. The powers of the incorporator ceased upon issuance of the Certificate of Incorporation, and the following person is to serve as director of the corporation until his successor(s) are elected and qualified: THOMAS F. FLATLEY, Epic Resorts, LLC, 1150 First Avenue, Suite 900, King of Prussia, PA 19406.

     9.2 ELECTION. Election of directors need not be by written ballot except to the extent provided for in the Bylaws of the corporation.

     9.3 BYLAWS. The Board of Directors is authorized to amend the Bylaws only under the specific exceptions set forth in the Bylaws.


                                        /s/Thomas F. Flatley
                                        ------------------------------------
                                        Thomas F. Flatley, President


10: ACKNOWLEDGMENT. The undersigned hereby acknowledges, under penalties of perjury, that this instrument is the act and deed of the corporation, and that the facts stated therein are true.


                                        /s/Thomas F. Flatley
                                        ------------------------------------
                                        Thomas F. Flatley


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